Exhibit 99.1

News Release

Contact:	Colleen Krieger
212.635.6491
colleenanne.krieger@bnymellon.com

Elizabeth Robinson Elected to BNY Mellon Board of Directors

Former Global Treasurer of The Goldman Sachs Group, Inc.

NEW YORK, October 3, 2016 — BNY Mellon, a global leader in investment management and investment services, announced today that its Board of Directors has elected Elizabeth Robinson, the former Global Treasurer of The Goldman Sachs Group, Inc., as an independent director, effective immediately. With the addition of Robinson, BNY Mellon’s Board will have 12 directors, 11 of whom are independent. Robinson will also be included in BNY Mellon’s slate of nominees for election to the Board at the 2017 Annual Meeting of Shareholders.

“We are delighted to welcome Liz to our Board,” said BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell. “Liz will be a great asset to BNY Mellon as we continue to execute on our strategic and regulatory initiatives.”

Robinson will join the Finance and Risk Committees of BNY Mellon’s Board of Directors.

Robinson, 47, joined Goldman Sachs in 1990 in the Investment Banking Division. She became the Global Treasurer in 2005 and a partner in 2006. As Treasurer, Robinson managed Goldman Sachs’ liquidity risk, balance sheet, and capital, funded the firm’s global businesses and worked with external stakeholders. Robinson retired as Treasurer at the end of 2015 and, until August 2016, served as an Advisory Director and a member of the Board of Directors of Goldman Sachs Bank USA.

Robinson is also a trustee of Williams College and MASS MoCA.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of June 30, 2016, BNY Mellon had $29.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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